Nicor Inc.
                                                                        Form 8-K
                                                                    Exhibit 99.1

                             STOCK PAYMENT ELECTION
                         NICOR, INC. STOCK DEFERRAL PLAN
                            (NICOR Performance Units)
                        (Cycle ending December 31, ____)

I. I understand I may defer and receive NICOR Stock in lieu of earned cash awards from the Long-Term Incentive Plan NICOR Performance Units (herein referred to as Incentive Plan). I may elect to defer a dollar amount or whole percentage, but no more than 50% of the earned cash award for any Incentive Plan. I hereby elect to defer and convert to NICOR stock a portion of my earned award in the Long-Term Incentive Plan (NICOR Performance Units):


   ____________    Long-Term Incentive Plan NICOR Performance Units
     ($ or %)

II. I understand I may defer distribution of my shares of NICOR stock for a period of time of not less than three years nor beyond termination of my employment from NICOR and its subsidiaries. I hereby elect to defer distribution for the following period of time (check one):

                   Long-Term Incentive Plan NICOR Performance Units

   _______         Over ________ Years (min. of 3)

   ______ Until Termination (includes retirement, discharge, death before retirement, disability, & voluntary resignation)

III. I understand that each quarter for which dividends are declared on NICOR Stock, I will receive for each stock unit credited to my account on the dividend record date, a dividend equivalent in an amount equal to the dividends paid on NICOR stock. I may elect to receive these dividend equivalents in cash each quarter, or reinvest them in the Stock Deferral Plan where they convert to additional stock units to be distributed at the same time as the stock units to which they relate. I hereby elect to
    (check one):

                   Long-Term Incentive Plan NICOR Performance Units

   _______         Receive my dividend equivalents in cash each quarter

   _______ Reinvest my dividend equivalents converting them to additional units

I understand that this election will be in effect for the cycle ending December 31, ____. It will have no effect on plan cycles ending prior to December 31, ____. This Stock Payment Election automatically cancels with respect to future awards upon termination of my employment with NICOR and its subsidiaries.

I understand that distributions from this Plan will be in a Lump Sum 6 months after the earlier of the end of my chosen deferral period or my termination date. If I file an Installment Election Form now, I may chose to receive my distributions in equal annual installments of 2 to 15 years for balances over 1,000 shares.

The amounts I have deferred and their ultimate value and distributions are subject to the terms and conditions of the Long-Term Incentive Plan and the Stock Deferral Plan. I understand that this election form is not a description of the Long-Term Incentive Plan or the Stock Deferral Plan.

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  Participant Signature                             Date
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  Company Acknowledgment                            Date